Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This Amendment to the Rights Agreement dated as of July 30, 2010 (this “Amendment”), is entered into by and between Syniverse Holdings, Inc., a Delaware corporation (the “Company”), and American Stock Transfer and Trust Company, LLC, a New York limited liability company (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent constitute all of the parties to that certain Rights Agreement, dated as of November 16, 2008 (the “Rights Agreement”), and desire to amend the Rights Agreement as set forth herein;

WHEREAS, Section 27 of the Rights Agreement provides that the Company may upon resolution of the Board of Directors (the “Board”) amend the Rights Agreement at any time, without shareholder or right holder approval, to shorten any time period thereunder;

WHEREAS, the Company’s Board has determined that it is advisable and in the best interests of the Company and its shareholders to amend the Rights Agreement as set forth herein;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board has approved and adopted an amendment to the Rights Agreement to provide that the final expiration date of the preferred share purchase rights issued under the Rights Agreement be July 30, 2010; and

WHEREAS, in connection with such amendment, the Rights Agent has received from the Company the certificates and instructions contemplated by Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to and in accordance with Section 27 the Rights Agreement, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Amendment to the Rights Agreement. Section 7(a) of the Rights Agreement is hereby amended by deleting clause (i) thereof and replacing it in its entirety with the following:

“(i) the Close of Business on July 30, 2010 (the “Final Expiration Date”)”.

2. No Other Amendments. Except as modified herein, all other terms and provisions of the Rights Agreement (including the exhibits thereto) are unchanged and remain in full force and effect.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which when executed shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

SYNIVERSE HOLDINGS, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER AND TRUST COMPANY, LLC

By:
Name:
Title: